                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K



                                 CURRENT REPORT




    PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  NOVEMBER 4, 1997
                                                         ----------------



                               NRG ENERGY, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHART)




    DELAWARE                         333-33397                   41-1724239
--------------------------------------------------------------------------------
    (STATE OR OTHER                  (COMMISSION             (I.R.S. EMPLOYER
    JURISDICTION OF INCORPORATION)   FILE NUMBER)            IDENTIFICATION NO.)



    1221 NICOLLET MALL, SUITE 700                  MINNEAPOLIS, MN  55403
--------------------------------------------------------------------------------
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)



                                (612) 373-5300
--------------------------------------------------------------------------------
    REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

Item 2 ACQUISITION OR DISPOSITION OF ASSETS


        On November 4, 1997, NRG Energy, Inc., ("NRG") acquired 100% of the outstanding shares of Pacific Generation Company ("PGC"), an indirect wholly-owned indirect subsidiary of PacifiCorp for a cash purchase price of $148.6 million. The consideration paid by NRG was comprised of working capital funds, and funds drawn from NRG's $175 million Revolving Credit Facility with a syndicate of banks led by ABN-AMRO. NRG was selected to acquire the PGC shares pursuant to a private auction conducted by PGC's sole shareholder, PacifiCorp Holdings, Inc. and its investment banker, Goldman Sachs & Co. PGC has ownership interest in 11 projects with a total capacity of 737 MW, with operational responsibility for 312 MW and net ownership interests of 166 MW. Moreover, PGC owns a limited partnership interest in Energy Investors Funds, through which it owns an additional allocated share equal to 39MW.

        One of PGC's projects is located in Canada and the other ten are located throughout the United States. The three largest projects are gas-fired, but the others are fueled by coal, hydro, waste wood, refuse-derived fuel and wind. One sells only steam, while the other ten have power sales agreements with a total of seven different utilities. PGC serves a variety of roles in these facilities, ranging from operator/manager of three projects, including its largest asset, Crockett Cogeneration, to a limited partner in other projects.

        Crockett Cogeneration. PGC is the sole general partner in and the operator of the 240 MW Crockett Cogeneration project ("Crockett"), which commenced operations in May 1996. PGC also holds a 23.87% limited partnership interest in Crockett through ENI Crockett, LP, a limited partnership in which Destec is a 25.27% limited partner. The project sells 240 MW of capacity and electric power to Pacific Gas & Electric Company ("PG&E") under a power purchase agreement ("PPA") extending to 2026. The PPA provides for a fixed capacity payment and a variable energy payment based on the market price of
gas.   In addition, Crockett provides up to 450,000 lbs./hr. of steam to the
C&H Sugar refinery under a steam sales agreement that does not expire until 2026. Natural gas is supplied to the project by Amoco Canada Marketing Corp. under a fifteen year contract, with performance guaranteed by Amoco Canada Petroleum Company Ltd. PGC operates the project under a 15-year contract that provides for reimbursement of all costs within an approved budget, plus a fee and the possibility of a performance bonus.

        PGC holds the sole one percent general partnership interest in Crockett as well as a 23.87% limited partnership interest, which will increase to 56.68% after certain conditions of payment to the other limited partners have been satisfied. Those partners are the Energy Investors Fund and Tomen Investments. Crockett was financed with a $278 million construction and term loan facility provided by a commercial bank syndicate led by ABN-AMRO, which will mature on December 31, 2010.

        Kingston Cogeneration. Kingston, the only PGC project located outside of the United States, is a 110 MW combined cycle gas turbine project in Ontario, Canada. The project commenced operation in 1996. It sells power to Ontario Hydro under a 20-year, which provides for a fixed capacity payment and a variable energy payment, provided the plant meets certain operating targets. Up to 150,000 lbs./hr. of thermal energy is sold to Hoechst-Celanese and gas is supplied under a 20-year agreement with PanCanadian Petroleum Limited.

        PGC has a 25% general partnership interest in this project, though the project is operated by AES. The project was financed with a C$193.6 million construction and term loan led by Bank of Nova Scotia and Credit Suisse, which will mature in March 2013.

     PowerSmith Cogeneration.  The PowerSmith Cogeneration project is a 110
MW combined cycle gas turbine project. Smith Cogeneration is the managing general partner of the project and General Electric is the operator. The PowerSmith project sells its power to Oklahoma Gas and Electric under a contract expiring in 2004, and sells its steam to Dayton Tire for the same term. PGC has a total of 8.75% general and limited partnership interests in this project until 2003, which is decreased automatically to a 6.25% ownership interest thereafter.

     Maine Energy Recovery Project ("MERC"). MERC is a 680 ton per day waste-to-energy facility located in Biddeford, Maine. The annual throughput of municipal solid waste is approximately 200,000 tons and income is received from the disposal or "tipping" fees paid by communities utilizing this service. The facility sells its 22 MW output to Central Maine Power under a 20-year PPA, which was restructured in May 1996 to provide for energy-only rates until 2007, after which all sales will be at market-based capacity and energy rates. The new PPA also extended its term through 2012.

     PGC owns a 16.25% limited partnership interest in MERC with no operating responsibilities. All of the senior debt on the project was repaid with funds received from the renegotiation of the PPA but there is still some subordinated debt outstanding to certain partners (including PGC) in the amount of $14.1 million.

     Penobscot Energy Recovery Project ("PERC"). PERC is an 800 ton per day waste-to-energy facility located in Orrington, Maine, which began operations in 1988. The minimum annual throughput is approximately 175,000 tons under a series of agreements with Maine communities that pay "tipping" fees for waste disposal services. The project's 22 MW electric power output is sold to Bangor Hydroelectric Company pursuant to a 30-year PPA. PERC, Bangor Hydro and the affected communities have reached an agreement in principle to restructure the terms of this PPA and are seeking the approvals required to do so. If approved, this restructuring is expected to result, among other things, in a substantial cash payment to PERC from the utility.

     PGC owns 28.7% of the general and limited partnership interests in PERC and NRG has become the operator of the project under the terms of the acquisition. PERC was financed with $108.6 million of tax-exempt bonds, supported by a letter of credit from Bankers Trust. It is expected that this financing would be replaced by bonds issued by the Finance Authority of Maine as a part of the restructuring of the PPA.

Mt. Poso Cogeneration Facility. Mt. Poso is one of two coal-fired cogeneration plants in which PGC has an ownership interest. It is a 49.5 MW circulating fluidized bed facility located near Bakersfield, California. The project sells electricity to PG&E under a standard offer contract which extends to 2009. The standard offer contract requires PG&E to make fixed energy payments to the project for capacity and energy for a period of 10 years. Upon termination of the fixed energy payment period on April 1, 1999, PG&E is obligated to pay for all electricity deliveries at its full short-run avoided operating costs. Thus, there can be no assurances concerning the likely income from this project following April 1, 1999. The project also supplies up to 45,000lbs./hr. of steam to an adjacent oil field owned by the project for enhanced oil recovery. Coal has been supplied to the project by ARCO Coal Company and the project recently renegotiated the terms of that contract.

     PGC owns a 21.50% general partnership interest in Mt. Poso itself, and in addition, owns a 47.5% interest in the company that operates the project, Pyro-Pacific Operating Company.

     Turners Falls Cogeneration. The second PGC coal-fired cogeneration facility, Turners Falls, is in cold shut-down as a result of a PPA Termination Agreement entered into in 1996 at the request of the power purchaser, Unitil Power Company. Turners Falls is a 20.1 MW coal-fired facility that had been placed into service in 1989. Under the terms of the PPA Termination Agreement, Unitil will make monthly payments to Turners Falls until 2009, and the project must be ready to resume operations on six months notice. PGC owns an 8.9% limited partnership interest in Turners Falls.

     Wind Power Partners. The wind projects consist of one 50 MW project (500 wind turbines) and one 30 MW project (300 wind turbines), both located in California. PGC has a one percent general partnership interest in each project, and a 16% and a 17.54% limited partnership interest in them, respectively. Power is sold from both projects to PG&E under five 30-year standard offer contracts. Each of the standard offer contracts obligate PG&E to make a fixed payment for capacity and energy for a period of 10 years. Although the fixed payment period has terminated for certain of the Wind Power standard offer contracts, all remaining Wind Power standard offer contract fixed payment periods will expire on or before February, 1998. After the expiration of fixed payment period, power is sold at PG&E's short-run avoided cost rate with a reduced capacity payment. PGC also owns half of the $7.6 million senior debt on the 50 MW project and all of the $4.4 million senior debt on the 30 MW project.

     Curtis Palmer Hydroelectric Project. Curtis Palmer is the only hydro electric project in the PGC portfolio. It is a 58 MW project located at two dams on the Hudson River near the town of Corinth, New York. The project recently entered into a renegotiated PPA with Niagara
Mohawk Power Corp. for a term that is projected to expire in 2027. PGC has only an 8.5% limited partnership interest in this project.

     Camus Power Boiler. The Camas project is a 200,000 lbs./hr. wood and natural gas fired boiler which supplies steam to the Fort James Paper Mill in Camas, Washington. Under the Steam Sales Agreement, which expires in 2007, Fort James makes fixed and variable payments to Camas in exchange for the steam supply. The project does not generate electricity or make any power sales, but its steams sales are the equivalent of 25 MW of electric power.

     PGC owns 100% of the Camas project, but Fort James has an option to buy the project at various prices determined in accordance with the Agreement during its term. The project was financed with $15 million of tax-exempt bonds and $22.8 million in taxable debt, all supported by a letter of credit from HelebaBank.

ITEM 7 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                                                                                                Page
                                                                                                ----
a.   Financial Statements of Businesses Acquired.

1.   Audited Consolidated Balance Sheets of Pacific Generation Company
     at December 31, 1996 and 1995 and the audited Consolidated Statements of
     Operations, Shareholders Equity and Cash Flows for the years ended
     December 3, 1996 and 1995 and Independent Auditors Report.                                 6

2.   Unaudited Consolidated Balance Sheet at September 30, 1997 and Unaudited
     Consolidated Statement of Operations and Cash Flows for the period January 1,
     1997 to September 30, 1997.                                                               23

3.   Reports of Other Independent Accountants.                                                 29

b.   Pro Forma Financial Information.

1.   Introduction to the pro forma financial statements.                                       35

2.   A pro forma balance sheet at December 31, 1996, which combines the balance sheet of the company and the balance sheet of Pacific Generation
     Company along with a description of material pro forma adjustments.                       36

3.   A pro forma income statement which combines the results of the company and the results of Pacific Generation Company, for the year ended December
     31, 1996, along with a description of material pro forma adjustments.                     38

4.   A pro forma balance sheet at September 30, 1997, which combines the balance sheet of the company and the balance sheet of Pacific Generation
     Company along with a description of material pro forma adjustments.                       39

5.   A pro forma income statement which combines the results of the company and the results of Pacific Generation Company for nine months ended
     September 30,1997, along with a description of material pro forma
     adjustments.                                                                              41

     Signature Page.                                                                           42

c.   Exhibit Index.                                                                            43


2.   Stock Purchase Agreement between NRG Energy, Inc. and PacifiCorp
     Holdings, Inc. dated October 10, 1997.


                          PACIFIC GENERATION COMPANY
            (A WHOLLY OWNED SUBSIDIARY OF PACIFICORP COMPANY, INC.)




                              FINANCIAL STATEMENTS

                                   ITEM 7 (A)


                                   (AUDITED)

       PACIFIC GENERATION COMPANY

      CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS
      ENDED DECEMBER 31, 1996 AND 1995, AND INDEPENDENT
      AUDITORS' REPORT

                      [DELOITTE & TOUCHE LLP LETTERHEAD]


INDEPENDENT AUDITORS' REPORT

Pacific Generation Company:

We have audited the accompanying consolidated balance sheets of Pacific Generation Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Energy Investors Fund, Energy Investors Fund III, Maine Energy Recovery Company, Mt. Poso Cogeneration Company, Penobscot Energy Recovery Company, and Powersmith Cogeneration Company (the "Investments"). These Investments are accounted for by use of the equity method. The Company's equity in the Investments of $41,475,924 and $40,485,965 at December 31, 1996 and 1995, respectively, is included in Investments In and Advances to Partnerships and earnings of $10,861,449 and $5,810,088 for the respective years then ended are included in Equity in Income from Partnerships, all included in the accompanying financial statements. The financial statements of the Investments were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the Investments, are based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Pacific Generation Company and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Portland, Oregon
September 19, 1997

PACIFIC GENERATION COMPANY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)

ASSETS                                                            1996         1995
CURRENT ASSETS:
  Cash and cash equivalents                                     $  1,984     $  2,205
  Accounts receivable PacifiCorp Holdings, Inc. (Note 8)           6,873        6,995
  Accounts receivable (Note 2)                                       202          545
  Receivables from partnerships                                    1,745        2,268
  Interest receivable                                                138          157
  Prepaid expenses                                                    67           39
                                                                --------     --------
           Total current assets                                   11,009       12,209
                                                                --------     --------

RESTRICTED CASH (Note 5)                                           1,149        1,157
                                                                --------     --------

LONG-TERM NOTES RECEIVABLE                                         1,021        1,263
                                                                --------     --------

PROPERTY, PLANT, AND EQUIPMENT:
  Power plants                                                    43,894       43,894
  Furniture and equipment                                            553          479
  Construction work in process                                       277            -
                                                                --------     --------

                                                                  44,724       44,373
  Less accumulated depreciation                                    6,809        5,299
                                                                --------     --------

           Property, plant, and equipment - net                   37,915       39,074
                                                                --------     --------

INVESTMENTS IN AND ADVANCES TO
  PARTNERSHIPS (Note 3)                                           77,481       61,440
                                                                --------     --------

OTHER ASSETS (Note 4)                                                217          511
                                                                --------     --------

TOTAL                                                           $128,792     $115,654
                                                                ========     ========

                                                                           (Continued)


PACIFIC GENERATION COMPANY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)

LIABILITIES AND STOCKHOLDER'S EQUITY                       1996         1995

CURRENT LIABILITIES:
 Accounts payable                                          $    694     $  1,363
 Accounts payable - affiliates                                  372          224
 Accrued expenses                                             1,455        2,605
 Income taxes payable                                           890          131
 Current portion of long-term debt (Note 5)                   3,389        3,314
 Letter of credit obligation (Note 12)                        3,176            -
                                                           --------     --------
      Total current liabilities                               9,976        7,637
                                                           --------     --------
DEFERRED REVENUE                                                846          780
                                                           --------     --------
LONG-TERM DEBT (Note 5)                                      33,424       36,813
                                                           --------     --------
DEFERRED INCOME TAXES (Note 6)                               13,047       12,236
                                                           --------     --------
MINORITY INTEREST IN CONSOLIDATED
 PARTNERSHIPS                                                14,553        4,716
                                                           --------     --------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDER'S EQUITY:
 Common stock - no par value: authorized, 500 shares;
  issued and outstanding, 100 shares                              -            -
 Additional paid-in capital                                  47,106       47,106
 Retained earnings                                            9,840        6,366
                                                           --------     --------
      Total stockholder's equity                             56,946       53,472
                                                           --------     --------
TOTAL                                                      $128,792     $115,654
                                                          =========     ========

See notes to consolidated financial statements.                      (Concluded)

PACIFIC GENERATION COMPANY

CONSOLIDATED STATEMENTS
OF STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31,
1996 AND 1995
(IN THOUSANDS OF DOLLARS)

                                            ADDITIONAL                           TOTAL
                                  COMMON     PAID-IN         RETAINED        STOCKHOLDER'S
                                  STOCK      CAPITAL         EARNINGS           EQUITY
BALANCE, DECEMBER 31, 1994       $   -       $47,106        $ 5,820             $52,926

Dividends paid                       -          -            (5,000)             (5,000)

Net income                           -          -             5,546               5,546
                                  ------     -------        -------             -------
BALANCE, DECEMBER 31, 1995           -        47,106          6,366              53,472

Net income                           -          -             3,474               3,474
                                  ------     -------        -------             -------

BALANCE, DECEMBER 31, 1996        $  -       $47,106        $ 9,840             $56,946
                                  ======     =======        =======             =======

See notes to consolidated financial statements.

PACIFIC GENERATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)


                                                   1996       1995
REVENUES:
 Equity in income from partnerships (Note 3)       $19,400    $11,899
 Operating (Note 3)                                 14,354     12,479
                                                   -------    -------
      Total revenues                                33,754     24,378
                                                   -------    -------
COSTS AND EXPENSES:
 General and administrative                          3,394      3,124
 Project development                                 5,156      4,203
 Operating                                           7,191      6,027
 Impairment losses (Note 12)                         8,999          -
 Depreciation and amortization                       1,729      1,643
                                                   -------    -------
      Total costs and expenses                      26,469     14,997
                                                   -------    -------
INCOME FROM OPERATIONS                               7,285      9,381

OTHER INCOME (EXPENSE):
 Other income                                          317        748
 Interest income (Notes 3 and 8)                     2,785      2,867
 Interest expense                                   (3,029)    (3,293)
 Gain on sale of partnership interests                   -        619
 Minority interest                                  (1,790)    (1,411)
                                                   -------    -------
INCOME BEFORE INCOME TAX EXPENSE                     5,568      8,911

INCOME TAX EXPENSE (Note 6)                          2,094      3,365
                                                   -------    -------
NET INCOME                                         $ 3,474    $ 5,546
                                                   =======   ========

See notes to consolidated financial statements.

PACIFIC GENERATION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)

                                                                     1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                         $  3,474     $  5,546
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Income from investment in partnerships                            (19,400)     (11,899)
  Capitalization of interest                                           (752)      (1,285)
  Recovery of deferred interest income                               (1,291)           -
  Deferred income taxes                                                 811        2,931
  Depreciation and amortization                                       1,729        1,643
  Gain on sale of assets                                                  -         (619)
  Minority interest                                                   1,790        1,411
  Impairment loss                                                     8,999            -
  Other                                                                 (77)        (558)
  Changes in assets and liabilities:
   Accounts receivable                                                  362         (234)
   Accounts receivable - PacifiCorp Holdings, Inc.                      122        1,203
   Receivables from partnerships                                        523         (807)
   Prepaid expenses                                                     (28)           6
   Other assets                                                          74            -
   Accounts payable                                                    (669)       1,196
   Accounts payable - affiliates                                        148           11
   Accrued expenses                                                  (1,150)         208
   Income taxes payable                                                 759         (169)
                                                                   --------     --------
      Net cash used in operating activities                          (4,576)      (1,416)
                                                                   --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Advances from partnerships                                          10,274        1,854
 Investment in partnerships                                         (17,452)      (1,552)
 Distributions from partnerships                                      6,772        8,468
 Other                                                                   20          893
                                                                   --------     --------
      Net cash provided by (used in) investing activities              (386)       9,663
                                                                   --------     --------

                                                                              (Continued)

PACIFIC GENERATION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                        1996          1995

CASH FLOWS FROM FINANCING ACTIVITIES:
 Restricted cash under long-term debt                                 $      8       $    150
 Debt principal repayments                                              (3,314)        (3,065)
 Dividends paid                                                              -         (5,000)
 Contributions from minority interests                                   8,605              -
 Distributions to minority interest holder                                (558)          (902)
                                                                      --------      ---------

  Net cash provided by (used in) financing activities                    4,741         (8,817)
                                                                      --------      ---------

DECREASE IN CASH AND CASH EQUIVALENTS                                     (221)          (570)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             2,205          2,775
                                                                      --------      ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                                $  1,984      $   2,205
                                                                      ========      =========

SUPPLEMENTAL CASH FLOW INFORMATION - See Note 7

See notes to consolidated financial statements.                      (Concluded)

PACIFIC GENERATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION AND BUSINESS - Pacific Generation Company (the "Company"), was incorporated in August 1984 for the purpose of developing, building, owning, operating, and managing energy production facilities. The Company is a wholly-owned subsidiary of PacifiCorp Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of PacifiCorp.

   SALE OF THE COMPANY - In 1997, Holdings decided to sell the Company as part of a larger PacifiCorp decision to sell certain assets deemed not to be core to its operations. The consolidated financial statements of the Company are presented under the presumption that they will continue as a separate going concern.

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

   CASH EQUIVALENTS - Short-term investments with original maturities of three months or less are considered cash equivalents.

   DEPRECIATION AND AMORTIZATION are computed using the straight-line method over the estimated useful lives of the related assets which approximate 3 to 30 years.

   INVESTMENT IN PARTNERSHIPS - The Company accounts for its investment in 50% or less owned partnerships under the equity method of accounting.

   INTEREST RATE SWAPS - The Company uses interest rate swap agreements to manage its exposure to fluctuations in interest rates. These financial instruments are recorded on an accrual basis. Amounts to be paid or received under interest rate swap agreements are recognized as an adjustment to interest expense in the periods in which they accrue.

   INCOME TAXES - The Company uses the liability method of accounting for deferred income taxes. Deferred tax liabilities and assets reflect the expected future tax consequences, based on enacted tax law, of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. The Company files consolidated income tax returns with PacifiCorp. The Company's tax is computed on a stand-alone basis.

   ASSET IMPAIRMENT - Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluated all its assets based upon SFAS 121 and made adjustments as disclosed in Note 12.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2.   ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following at December 31:

                                                           1996       1995
        Trade                                             $    9      $ 352
        Notes receivable - current portion                   193        193
                                                          ------      -----
              Total                                       $  202      $ 545
                                                          ======      =====

3.   INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

    Investments in and advances to partnerships consisted of the following at December 31:

                                                           1996       1995
        Investments                                      $72,344    $48,085
        Advances                                           5,137     13,355
                                                         -------    -------
              Total                                      $77,481    $61,440
                                                         =======    =======

    The Company's effective percentage ownership in partnerships at December 31, 1996 was as follows:

                 Carolina Energy Limited Partnership (see Note 12)  16.55%
                 Crockett Cogeneration Limited Partnership          24.88%
                 Curtis/Palmer Hydroelectric Company                 8.50%
                 Energy Investors Fund                               3.10%
                 Energy Investors Fund III                           6.94%
                 Kingston Cogeneration                              25.00%
                 Maine Energy Recovery Company                      16.25%
                 Mt. Poso Cogeneration Company                      21.90%
                 Orrington Waste Limited Partnership                16.67%
                 Penobscot Energy Recovery Company                  28.71%
                 PowerSmith Cogeneration Project                     8.75%
                 Pyro-Pacific Operating Company                     47.50%
                 Turners Falls Ltd. Partnership                      8.89%
                 VEDCO Energy (see Note 12)                         15.00%
                 Windpower Partners 1987                            17.00%
                 Windpower Partners 1988                            18.55%

    Summary financial information of the partnerships for which the Company accounts for its investment using the equity method of accounting as of December 31, 1996 and 1995 and for the years then ended is as follows:



                                                        1996         1995
       Total assets                                   $1,160,642   $1,119,259
       Total liabilities                                 723,627      766,696
       Revenues                                          329,889      242,927
       Net income                                         85,066       71,901

    The Company had made advances to a partnership under various note agreements bearing interest at 12%. The Company earned $2,075 and $1,725 of interest income from the notes in 1996 and 1995, respectively.

    The Company participates in the management of certain partnerships. Management fees billed to the partnerships and included in operating revenues were $379 and $349 in 1996 and 1995, respectively.

    The Company has entered into operation and maintenance, fuel sales, and construction agreements with certain partnerships. Sales relating to the agreements, included in operating revenues in the accompanying statements of operations, were $7,038 and $5,724 in 1996 and 1995, respectively.

    Maine Energy Recovery Company, of which the Company owns 16.25%, recorded income of $35,690 in 1996 in connection with the sale of electric generating capacity under a restructuring of its power sale agreement.

4.   OTHER ASSETS

    Other assets consisted of the following at December 31:

                                                           1996        1995
       Debt issuance costs                               $   839     $   839
       Deferred contract costs                               625         200
       Deferred investment costs                           2,160       1,019
                                                         -------     -------
                                                           3,624       2,058
       Less accumulated amortization                       3,407       1,547
                                                         -------     -------
                 Total                                   $   217     $   511
                                                         =======     =======

5.   LONG-TERM DEBT

    Long-term debt at December 31 consisted of the following:



                                                           1996       1995
    9.93% ONSITE Funding senior secured notes            $ 3,977    $ 5,395
    Revenue bond                                          12,640     13,375
    Term loan                                             20,196     21,357
                                                         -------    -------
        Total                                             36,813     40,127
    Less current portion                                   3,389      3,314
                                                         -------    -------
        Long-term debt                                   $33,424    $36,813
                                                         =======    =======

    ONSITE Funding, a wholly-owned subsidiary of the Company, issued 9.93% senior secured notes, Series A, in the amounts of $3,867 and $8,483, pursuant to six separate note agreements dated as of August 15, 1988 and December 15, 1988, respectively, between ONSITE Funding and Connecticut General Life Insurance Company, Horace Mann Life Insurance Company, and CIGNA Property and Casualty Insurance Company. The notes, which are due December 31, 1998, June 30, 2000 and December 31, 2000, are payable in semi-annual installments including interest at 9.93% per annum and are guaranteed by Holdings.

    REVENUE BOND - Camas Power Boiler Limited Partnership ("Camas"), an indirectly wholly-owned subsidiary of the Company, has a loan agreement with Industrial Revenue Bond Public Corporation of Clark County, Washington consisting of $15,000 collateralized, nonrecourse debt, of which $12,640 is outstanding at December 31, 1996. The debt is collateralized by a Letter of Credit from Swiss Bank Corporation and interest in the assets of the project.

    Industrial Revenue Bond Public Corporation issued Series 1990 A Revenue Bonds for the purpose of loaning the proceeds of such bonds to Camas to be used to finance part or all of the acquisition, construction and equipping of a waste wood-fired steam boiler at the James River Corporation in Camas, Washington.

    Interest is payable on each February 1 and August 1, commencing August 1, 1991 and continuing through August 1, 2007. The interest rate at December 31, 1996 and 1995 was 7.2%.

    TERM LOAN - Camas has a term loan note with Swiss Bank Corporation consisting of a $20,196 collateralized note as of December 31, 1996. The note is collateralized by Camas' contract rights, future revenues derived from the ownership or operation of the project, all other personal property and fixtures, all monies and investments on deposit, and all other rights or claims of Camas. The note is without recourse to the partners.

    The term loan note is due in 60 quarterly installments through June 30, 2007 with interest at Eurodollar rate plus .625% for five years and .75% thereafter. Camas has entered into an interest rate swap agreement (for the same amount as debt maturities), which provides a fixed interest rate of 7.52% through September 30, 1997 and a rate of 7.645% thereafter.

    Camas is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreement. However, Camas does not anticipate nonperformance by the counterparties.

    Maturities of long-term debt for years ending December 31 are as follows:

             1997                                                      $ 3,389
             1998                                                        3,443
             1999                                                        3,166
             2000                                                        3,158
             2001                                                        2,747
          Thereafter                                                    20,910
                                                                     ---------
               Total                                                   $36,813
                                                                     =========

    In accordance with the loan and bond agreements, Camas has established a sinking fund for the repayment of the debt. The balance at December 31, 1996 and 1995 is $1,149 and $1,157, respectively, and is shown as restricted cash.

    The Company capitalizes costs incurred in obtaining long-term debt. The costs are amortized using the straight-line method over the term of the associated debt.

6.   INCOME TAXES

    The Company's net deferred tax liability at December 31 was composed as follows:

                                                          1996        1995
        Deferred tax assets                             $  8,805    $ 15,116
        Deferred tax liabilities                         (21,852)    (27,352)
                                                        --------    --------
            Net deferred tax liability                  $(13,047)   $(12,236)
                                                        ========    ========

    The Company's net deferred tax liability at December 31, 1996 and 1995 resulted primarily from the effect of the excess of tax depreciation over financial reporting depreciation, partially offset by the effect of net operating loss carryforwards and investment tax credits.

    At December 31, 1996, the Company has investment tax credit carryforwards for tax purposes of $1,904 and net operating loss carryforwards for tax purposes of $6,227, which begin to expire in 2000 and 2002, respectively.

    The difference between income tax expense reported for the years ended December 31, 1996 and 1995 and the amount of income tax which would result from applying U.S. statutory rates to pre-tax income from continuing operations is due primarily to state income taxes.

    The total income tax expense for the year ended December 31 was as follows:



                                                            1996      1995
        Current                                           $1,283      $  434
        Deferred                                             811       2,931
                                                          ------      ------
            Total                                         $2,094      $3,365
                                                          ======      ======

7.   SUPPLEMENTAL CASH FLOW INFORMATION

   Interest paid was $609 and $302 for the years ended December 31, 1996 and 1995, respectively. Income taxes paid were $3,060 and $3,310 for 1996 and 1995, respectively.

8.   RELATED-PARTY TRANSACTIONS

   Related-party transactions which have not been disclosed in other footnotes are described herein.

   The Company and Holdings made advances of funds to one another under an intercompany loan agreement. These advances are due upon demand and bear interest at Holdings' external borrowing rate, which was 5.49% and 5.87% at December 31, 1996 and 1995, respectively. The Company earned net interest income of $451 and $784 in 1996 and 1995, respectively. Advances to Holdings were $6,873 and $6,995 at December 31, 1996 and 1995, respectively, and are included as accounts receivable PacifiCorp Holdings, Inc. in the accompanying balance sheets.

   Holdings and PacifiCorp provide the Company administrative and engineering services on an as-needed basis. The amount charged the Company for these services was $798 and $226 in 1996 and 1995, respectively.

   The Company provides engineering, administrative, operational and maintenance services to Crockett Cogeneration Limited Partnership. The total charged for such services was $751 and $474 in 1996 and 1995, of which $129 and $67 was receivable at December 31, 1996 and 1995, respectively.

9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

   Fair value of financial instruments is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

   CASH AND CASH EQUIVALENTS, RESTRICTED CASH, RECEIVABLES, PAYABLES, AND ACCRUED LIABILITIES - The carrying amount approximates fair value because of the short maturity of those instruments.

   LONG-TERM DEBT - The fair value of the Company's long-term debt has been estimated by discounting projected future cash flows, using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities. At December 31, 1996 and 1995, the estimated fair value of the Company's long-term debt was $38,549 and $40,613, respectively.

   INTEREST RATE SWAP AGREEMENT - The fair value of the interest rate swap (see
   Note 5) is the estimated amount that the Company would pay to settle the swap agreement at the reporting date, determined by obtaining quotes from the counterparties. At December 31, 1996 and 1995, the estimated fair value of the interest rate swap was $500 and $1,400, respectively.

10.  COMMITMENTS AND CONTINGENCIES

   The Company leases its office space and certain equipment and facilities under operating lease agreements. Rent expense under these agreements was $185 and $167 in 1996 and 1995, respectively.

    Future minimum lease payments due under noncancelable lease agreements at December 31, 1996 were as follows:

            1997                                                       $ 311
            1998                                                         110
                                                                       -----
              Total minimum lease payments                             $ 421
                                                                       =====

    Long-term debt of partnerships accounted for under the equity method of accounting is nonrecourse to the Company and is collateralized by the assets of the partnerships. The Company's partnership interest in Curtis/Palmer Hydroelectric Company totaling approximately $6,647 is pledged as additional collateral for the long-term debt of that partnership.

    The Company is committed to make capital contributions to Penobscot Energy Recovery Company to supplement their debt reserve fund up to $1,429 if such payments are not met through operations.

    The Company was committed to make capital contributions to Kingston Cogeneration at conversion of the project's term loan to permanent financing. The Company made an equity contribution of $5,114 to Kingston Cogeneration in September 1997.

    The Company has outstanding at December 31, 1996 a commitment of up to $5,000 to make investments in the Energy Investors Fund III. Investment commitments of $1,401 remain outstanding as of September 1997.

    In connection with various performance obligations, Holdings, on behalf of the following investments, has provided at December 31, 1996 irrevocable letters of credit to secure performance:

     ONSITE Funding                                                  $ 3,977
     Penobscot Energy Recovery Company                                 1,429
     Crockett Cogeneration Limited Partnership                         2,000
     Crockett Cogeneration Limited Partnership                         3,992
     Crockett Cogeneration Limited Partnership                        11,400
                                                                     -------
              Total                                                  $22,798
                                                                     =======

    The Company and its subsidiaries are parties to various legal claims, actions, and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings, or, if not, what the impact might be, management presently believes that disposition of these matters will not have a materially adverse effect on the Company's consolidated financial statements.

11.  RETIREMENT PLAN

    Substantially all of the Company's salaried employees are covered by noncontributory pension plans (the plans) which are sponsored by PacifiCorp. The Company's portion of pension costs was $92 and $86 in 1996 and 1995, respectively. Because actuarial information regarding the status of the plans is computed for the plans in total, the Company does not separately determine its portion of the actuarial present value of accumulated plan benefits or net assets available for benefits. The PacifiCorp retirement plan is currently underfunded.

12.  IMPAIRMENT LOSSES

   In late 1996, Carolina Energy Limited Partnership ("Carolina") failed to meet certain operational and financial covenants contained within the provisions of their loan agreements with certain banks. During the same period, the Company's investment in VEDCO Energy, whose subsidiary was a general partner in Carolina, became impaired. Subsequent attempts to renegotiate Carolina's debt failed and the Company's $3,176 letter of credit which secured the debt was called by the banks in June 1997. The total impairment loss incurred and recorded in 1996 by the Company related to its investments in VEDCO Energy of $2,120 and Carolina of $6,879, including the letter of credit.

13.  INVESTMENT IN BAKUN AC HYDRO POWER PROJECT

   In January 1997, the Company acquired a one-third interest in Luzon Hydro Corporation, a Philippine corporation ("LHC"), for $2,923. LHC was formed to construct and operate a proposed 70MW Bakun AC Hydro Power Project in the Philippines. In connection with financing obtained in June 1997, Holdings has provided letters of credit totaling $31,880 in support of a loan facility and a performance bond. Additionally, Holdings has provided a guarantee in the amount of $14,900 to support cost overruns and debt service reserves.

                                  * * * * * *

                           Pacific Generation Company
             (an indirect wholly owned subsidiary of PacifiCorp)

                              Financial Statements

                                   Item 7 (a)



                          as of September 30, 1997 and
              for the nine month period ended September 30, 1997.



                                  (Unaudited)

                           PACIFIC GENERATION COMPANY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------
                                                           (Unaudited)


      ASSETS
      Cash in bank                                          $  1,429
      Accounts receivable                                        579
      Accounts receivable, partnerships                        1,150
      Notes receivable - current                                 193
      Interest receivable                                        101
      Prepaid expenses                                           (26)
                                                            --------
         Total current assets                                  3,426

      Restricted cash                                            811

      Notes receivable                                         9,206
      Property plant and equipment, net                       36,556
      Investments in and advances to partnerships             91,934
      Others assets, net                                         134
                                                            --------

      TOTAL ASSETS                                          $142,067
                                                            ========

      LIABILITIES AND SHAREHOLDER'S EQUITY
      Accounts payable                                      $    633
      Accounts payable, affiliates                            11,225
      Accrued interest                                           185
      Accrued expenses                                         1,293
      Current taxes payable                                      890
      Current portion of long-term debt                        3,359
                                                            --------
         Total current liabilities                            17,585

      Deferred revenue                                           816
      Long-term debt                                          30,962
      Deferred income taxes                                   15,799
      Minority interest                                       14,958
                                                            --------
         Total liabilities                                    80,120

      Common stock                                                 0
      Additional paid-in capital                              47,106
      Retained earnings                                       14,841
                                                            --------
         Total shareholder's equity                         $ 61,947

      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY            $142,067
                                                            ========





See Notes to consolidated financial statements.

                           PACIFIC GENERATION COMPANY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        PERIOD ENDING SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------
                                                          (Unaudited)



      REVENUES
      Equity in partnership income                           16,844
      Operating                                              11,012
                                                            -------
          Total revenue                                      27,856

          COSTS AND EXPENSES
      Operating costs                                         5,213
      General and administrative                              4,981
      Project development costs                               2,474
      Depreciation and amortization                           1,203
                                                            -------
          Total operating costs and expenses                 13,871

          INCOME FROM OPERATIONS                             13,985

      OTHER INCOME (EXPENSE)
      Interest income                                           990
      Interest expense                                       (2,116)
      Other income                                               54
      Minority interest                                      (1,749)
                                                            -------
          Total other income (expense)                       (2,821)
                                                            -------
          INCOME BEFORE TAXES                                11,164
      Income tax expense                                      4,187
                                                            -------
      NET INCOME                                            $ 6,977
                                                            =======

      See Notes to consolidated financial statements.

PACIFIC GENERATION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
AS OF SEPTEMBER 30, 1997
(IN THOUSANDS)
--------------------------------------------------------------------------------
                                                          (Unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
           Net income                                                                  $  6,977
           Adjustments to reconcile net income to net cash provided by (used in)
           operating activities:
                      Equity in partnership earnings                                    (16,844)
                      Cash dividends received from Partnerships                           9,938
                      Reserve for partnership advances                                       28
                      Distributions to minority interest holder                          (1,344)
                      Deferred gain                                                         (29)
                      Capitalization of interest                                           (674)
                      Depreciation and amortizations                                      1,226
                      Provision for income taxes                                            478
                      Minority interest                                                   1,749
                      Changes in assets and liabilities:
                         Accounts receivable                                               (571)
                         Receivables from partnerships                                      594
                         Notes receivable                                                   138
                         Other assets                                                         7
                         Prepaid expenses                                                    94
                         Accounts payable                                                   (61)
                         Accounts payable, related parties                               11,401
                         Accrued expenses                                                    23
                         Taxes payable                                                     (313)
                                                                                       --------
                         Net cash provided by operating activities                       12,817
                                                                                       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
           Capital expenditures                                                            (331)
           Investment in partnerships                                                   (15,679)
           Advances to partnerships                                                         (34)
           Notes to partnerships                                                         (8,762)
           Investment in other assets                                                        (5)
           Payments received on advances to partnerships                                  3,955
           Payments received on notes receivable                                            715
                                                                                       --------
                         Net cash used in investing activities                          (20,141)
                                                                                       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
           Restricted cash under long-term debt                                             338
           Debt principal payments                                                       (2,491)
           Dividend to parent company                                                      (529)
                                                                                       --------
                         Net cash used in financing activities                           (2,682)
                                                                                       --------

INCREASE (DECREASE) IN CASH                                                             (10,006)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                            8,857
                                                                                       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                               $  1,149
                                                                                       ========

See Notes to consolidated financial statements.

PACIFIC GENERATION COMPANY
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED SEPTEMBER 30, 1997
(IN THOUSANDS OF DOLLARS)
================================================================================

   NOTE 1: - BASIS OF COMPANY PRESENTATION
   Pacific Generation Company (the Company), an indirect wholly owned subsidiary of PacifiCorp is engaged in the ownership and operation of 11 energy projects located in the United States and Canada. One of the projects is located in Canada and the other ten are broadly distributed throughout the United States. The fuels used by the projects include natural gas, coal, hydro, waste wood, refused derived fuel and wind. One of the projects sells only steam, while the other ten have power sales agreements with a total of seven different utilities.

   When reading the financial information contained in these interim financial statements, reference should be made to the audited financial statements and notes contained in the Company's financial statements for the years ended 1996 and 1995.

   Reference is made to the Summary of Significant Accounting Policies contained in the notes to the 1996 and 1995 financial statements. These policies guided the preparation and presentation of these interim financial statements.

   The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates. On an on going basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates. In the opinion of management, the combined financial statements include all material adjustment necessary to present fairly the Company's financial position, results of operations, and cash flows. Such adjustments are of normal recurring nature. The results for this interim period are not necessarily indicative of results for the entire year or any interim period.

   NOTE 2: - STOCK SALE TO NRG ENERGY, INC.

   On November 4, 1997, NRG Energy, Inc., purchased all the equity of Pacific Generation Company together with other equity interest and assets related to Pacific Generation Company from PacifiCorp for an aggregate price of $148.6 million. Certain subsidiaries not significant to Pacific Generation Company were not purchased.

   NOTE 3: - IMPAIRMENT LOSSES

   In late 1996, Carolina Energy Limited Partnership ("Carolina") failed to meet certain operational and financial covenants contained within the provisions of their loan agreements with certain banks. During the same period, the Company's investment in VEDCO Energy, whose subsidiary was a general partner in Carolina, became impaired. Subsequent attempts to renegotiate Carolina's debt failed and the Company's $3,176 letter of credit that secured the debt was called by the banks in June 1997. The total impairment loss incurred and recorded in 1996 by the Company related to its investments in VEDCO Energy of $2,120 and Carolina of $6,879, including the letter of credit. Carolina and VEDCO were not purchased by NRG Energy, Inc.

   NOTE 4: - WINDPOWER PARTNERS (CONSISTING OF WINDPOWER 87 & WINDPOWER 88)

   In May 1997, the operator/general partner of WindPower Partners declared bankruptcy and the general partnership was taken over by Pacific Generation Company and Mountain Energy California. In June 1997, Pacific Generation Company and Mountain Energy California purchased WindPower Partners subordinated debt of $26,600 at a discount for $12,900.

                       [ARTHUR ANDERSEN LLP LETTERHEAD]



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Project Finance Fund III, L.P.:

We have audited the accompanying balance sheets of Project Finance Fund III, L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, and the related statements of operations for the year ended December 31, 1996 and for the period from July 31, 1995 (commencement of operations) to December 31, 1995, and the related statements of partners' capital and cash flows for the year ended December 31, 1996 and for the period from October 28, 1994 (inception) to December 31, 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Project Finance Fund III, L.P. as of December 31, 1996 and 1995, and the results of its operations for the year ended December 31, 1996 and for the period from July 31, 1995 (commencement of operations) to December 31, 1995, and its cash flows for the year ended December 31, 1996 and for the period from October 28, 1994 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

/S/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

Boston, Massachusetts
April 25, 1997

                       [ARTHUR ANDERSEN LLP LETTERHEAD]




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Energy Investors Fund, L.P.:

We have audited the accompanying consolidated balance sheets of Energy Investors Fund, L.P. (a Delaware limited partnership) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy Investors Fund, L.P. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/S/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP







Boston, Massachusetts
April 25, 1997

                        [ERNST & YOUNG LLP LETTERHEAD]



                        Report of Independent Auditors


Partners
Maine Energy Recovery Company,
 Limited Partnership

We have audited the balance sheets of Maine Energy Recovery
Company, Limited Partnership as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital (deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maine Energy Recovery Company, Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                         /S/ ERNST & YOUNG LLP
                                         Ernst & Young LLP

Hackensack, N.J.
February 28, 1997

                        [COOPERS & LYBRAND LETTERHEAD]



                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Partners of
    Mt. Poso Cogeneration Company



We have audited the accompanying balance sheets of Mt. Poso Cogeneration Company (a California limited partnership) as of December 31, 1996 and 1995 and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mt. Poso Cogeneration Company as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.
----------------------------
    Coopers & Lybrand L.L.P.


San Diego, California
January 17, 1997

                        [ERNST & YOUNG LLP LETTERHEAD]

                        Report of Independent Auditors


Partners
Penobscot Energy Recovery Company

We have audited the balance sheets of Penobscot Energy Recovery Company (a limited partnership) as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penobscot Energy Recovery Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                      /s/ ERNST & YOUNG LLP
                                      Ernst & Young LLP
Hackensack, N.J.
February 7, 1997

                        [ERNST & YOUNG LLP LETTERHEAD]

                        Report of Independent Auditors

The Managing General Partner
The PowerSmith Cogeneration Project, Limited Partnership

We have audited the balance sheets of The PowerSmith Cogeneration
Project, Limited Partnership as of December 31, 1996 and 1995, and the related statements of income and partners' capital, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The PowerSmith Cogeneration Project, Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                        /s/ ERNST & YOUNG LLP
                                        Ernst & Young LLP

Oklahoma City, Oklahoma
February 6, 1997

                                NRG ENERGY, INC.
                           PACIFIC GENERATION COMPANY
                 INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
                                   ITEM 7 (b)



On November 4, 1997, NRG Energy, Inc. (the Company), purchased all the outstanding capital of Pacific Generation Company together with other equity interest and assets related to Pacific Generation Company from PacifiCorp for an aggregate price of $148.6 million plus accrued acquisition costs of approximately $2.0 million. Pacific Generation Company is engaged in the ownership and operation of various energy projects located throughout the United States and Canada.

The purchase price of $148.6 million for the equity of Pacific Generation Company has been preliminarily allocated to tangible assets identifiable assets and intangible assets of Pacific Generation Company based on estimates of their respective values and an initial review of an appraisal recently completed. This appraisal needs to be carefully evaluated and most likely adjusted for other valuations and studies currently underway. These evaluations and studies will be completed over the next several months and, as such, final values may differ substantially from those shown herein.

The pro forma combined financial statements should be read in conjunction with the Company's and Pacific Generation Company's historical financial statements. The pro forma information presented is for informational purposes only and is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had the Company's acquisition of Pacific Generation Company been consummated at the beginning of the respective periods or as of the date for which such pro forma financial information is presented.

               NRG ENERGY, INC. -- PACIFIC GENERATION COMPANY
                           PRO FORMA BALANCE SHEET
                              DECEMBER 31, 1996
                           (THOUSANDS OF DOLLARS)
                                 (UNAUDITED)


                                                                                     Pro Forma
                                                                                    Adjustments (1)
                                                       NRG         Pacific       ------------------------       NRG Energy
                                                 Energy, Inc.    Generation       Debit           Credit        Pro forma
                                                 ------------   -----------      --------        ---------     ------------
ASSETS
 Cash and cash equivalents                            $12,438      $  1,984                                         $14,422
 Restricted cash                                       17,688         1,149                                          18,837
 Accounts receivable-trade                             12,061           202                                          12,263
 Accounts receivable-affiliates                         6,708         8,618                                          15,326
 Current portion of notes receivable - affiliates       3,601                                                         3,601

 Current portion of notes receivable                    5,985                                                         5,985
 Income taxes receivable                                    -                                                             -
 Inventory                                              2,312                                                         2,312
 Prepayments and other current assets                   4,644           205                                           4,849
                                                     --------      --------       ---------       ----------      ---------
TOTAL CURRENT ASSETS                                   65,437        12,158               -                -         77,595
                                                     --------      --------       ---------       ----------      ---------
Property, plant and equipment, at original cost
 In service                                           176,072        44,724           1,287 (2)                     222,083
 Under construction                                    24,683             -                                          24,683
                                                     --------      --------       ---------       ----------      ---------
                                                      200,755        44,724           1,287                         246,766
                                                     --------      --------       ---------       ----------      ---------
 Less accumulated depreciation                        (71,106)       (6,809)                                        (77,915)
                                                     --------      --------       ---------       ----------      ---------
       Net property, plant and equipment              129,649        37,915           1,287                -        168,851
                                                     --------      --------       ---------       ----------      ---------
Other Assets
 Investments in projects                              365,749        77,481          32,753 (3)        3,700 (6)    472,283
 Capitalized project costs                              9,267                                                         9,267
 Notes receivable, less current portion -
   affiliates                                          58,169                                                        58,169
 Notes receivable, less current portion                 9,309         1,021           8,213 (4)                      18,543
 Intangible assets, net of accumulated
   depreciation                                        40,476           217          61,271 (5)       13,937 (7)     88,027
 Debt issuance costs, net of accumulated
   depreciation                                         2,753                                                         2,753
                                                     --------      --------       ---------       ----------      ---------
       Total other assets                             485,723        78,719         102,237           17,637        649,042
                                                     --------      --------       ---------       ----------      ---------
TOTAL ASSETS                                         $680,809      $128,792        $103,524          $17,637       $895,488
                                                     ========      ========       =========       ==========      =========

LIABILITIES AND STOCKHOLDER'S EQUITY
 Current portion of long-term debt                     $4,848      $  3,389                         $148,631 (8)   $156,868
 Accounts payable                                       4,443           694                            2,000 (9)      7,137
 Accounts payable-affiliates                            3,867           372             372 (7)                       3,867
 Letter of credit obligation                                -         3,176                                           3,176
 Accrued income taxes                                   1,930           890             890 (7)                       1,930
 Accrued property and sales taxes                       2,159                                                         2,159
 Accrued salaries, benefits and related costs           6,559                                                         6,559
 Accrued interest                                       4,726                                                         4,726
 Other current liabilities                              4,424         1,455                                           5,879
                                                     --------      --------       ---------       ----------      ---------
TOTAL CURRENT LIABILITIES                              32,956         9,976            1,262         150,631        192,301
Long-term debt, less current portion                  207,293        33,424                                         240,717
Deferred revenues                                       6,340           846                                           7,186
Deferred income taxes                                   8,606        13,047          13,047 (7)                       8,606
Deferred investment tax credits                         1,853                                                         1,853
Deferred compensation                                   1,847                                                         1,847
Minority interest in consolidated partnerships              -        14,553                            6,511 (10)    21,064
                                                     --------      --------       ---------       ----------      ---------
TOTAL LIABILITIES                                     258,895        71,846          14,309          157,142        473,574
                                                     --------      --------       ---------       ----------      ---------

STOCKHOLDER'S EQUITY
 Common stock; $1 par value; 1,000 shares
   authorized;
   1,000 shares issued and outstanding                      1             -                                               1
 Additional paid-in capital                           351,013        47,106          47,106 (11)                    351,013
 Retained earnings                                     66,301         9,840           9,840 (11)                     66,301
 Currency translation adjustments                       4,599             -                                           4,599
                                                     --------      --------       ---------       ----------      ---------
Total Stockholder's Equity                            421,914        56,946          56,946                -        421,914
                                                     --------      --------       ---------       ----------      ---------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY           $680,809      $128,792         $71,255         $157,142       $895,488
                                                     ========      ========       =========       ==========      =========

                 NRG ENERGY, INC. - PACIFIC GENERATION COMPANY
                        NOTES TO PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996



(1) The pro forma balance sheet at December 31, 1996 reflects the pro forma adjustments required to present the acquisition of Pacific Generation Company, as if the acquisition took place on December 31, 1996. The Company has elected to step up the asset basis of its acquired subsidiaries of Pacific Generation Company. However, at the current time, the appraisals and the Company's review of these appraisals have not been completed so the pro forma assets shown are based on estimated values and best information at this time. Therefore, the Company cannot state with certainty the amount of acquisition costs that will be capitalized or the value of intangible assets, including goodwill associated with the acquisition.

(2) Reflects the estimated step up in value for Camas project, a wholly owned asset of Pacific Generation Company.

(3) Reflects the estimated change in value for Pacific Generation Company's share in equity investments. See Item 2 for description of projects.

(4) The Company, as part of the purchase, acquired notes receivable related to Wind Power 87 and Wind Power 88. These notes were purchased by Pacific Generation Company in June 1997.

(5) Reflects the estimated amount of current of intangible assets resulting from the transaction, including amounts related to operating agreements and goodwill.

(6) Reflects approximately $3.7 million of investments of Pacific Generation Company not purchased. This includes primarily PacGen Holdings and Pacific Generation Company international subsidiaries.

(7) NRG did not assume, as part of the purchase, the current or deferred tax liabilities and intercompany payables of Pacific Generation Company. These are eliminated and result in a reduction in intangible assets.

(8) Reflects the short term financing used to acquire the Pacific Generation Company investment.

(9) Reflects the estimated acquisition costs to acquire Pacific Generation Company which will be capitalized as part of the acquisition.

(10) Reflects the increase in minority interest due to a step up in project valuations.

(11) Eliminating entry to remove Pacific Generation Company shareholder equity.

                NRG ENERGY, INC. -- PACIFIC GENERATION COMPANY
                      PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1996
                            (THOUSANDS OF DOLLARS)
                                 (UNAUDITED)

                                                                                              Pro Forma
                                                                                             Adjustments (1)
                                                               NRG           Pacific      --------------------------    NRG Energy
                                                           Energy, Inc.     Generation       Debit           Credit     Pro forma
                                                          -------------    -----------    ----------      ----------   ------------
Operating Revenues
      Revenues from wholly-owned operations                  $71,649         $14,354                                     $ 86,003
      Equity in earnings of unconsolidated affiliates         32,815          19,400          3,161  (3)        27  (2)    55,349
                                                             -------         -------       --------        -------       --------
            Total operating revenues                         104,464          33,754          3,161             27        141,352
                                                             -------         -------       --------        -------       --------
Operating costs and expenses
      Cost of operations-wholly-owned operations              36,562           7,191                                       43,753
      Depreciation and amortization                            8,378           1,729          1,676  (4)                   11,783
      General, administrative, and development                39,248           8,550                             3  (2)    47,795
      Impairment loss                                              -           8,999                                        8,999
                                                             -------         -------       --------        -------       --------
            Total operating costs and expenses                84,188          26,469          1,676              3        112,330
                                                             -------         -------       --------        -------       --------
Operating income (loss)                                       20,276           7,285          1,485             24         29,022
                                                             -------         -------       --------        -------       --------
Other income (expense)
      Other income, net                                        9,477           3,102             76  (2)                   12,655
      Interest expense                                       (15,430)         (3,029)       (10,682) (5)                  (29,141)
      Minority interest                                            -          (1,790)           494  (6)                   (1,296)
                                                             -------         -------       --------        -------       --------
            Total other income (expense)                      (5,953)         (1,717)       (10,112)                      (17,782)
                                                             -------         -------       --------        -------       --------
Income before income taxes                                    14,323           5,568         (8,627)            24         11,240
                                                             -------         -------       --------        -------       --------
Income taxes                                                  (5,655)          2,094         (3,572) (7)       (10) (7)    (7,143)
                                                             -------         -------       --------        -------       --------
Net income                                                   $19,978          $3,474       $ (5,055)       $    14       $ 18,383
                                                             =======         =======       ========        =======       ========

------------------------

 (1) The pro forma income statement for the year 1996 reflects the pro forma income statement adjustments required to present the estimated combined results of the Company and Pacific Generation Company as if the acquisition of Pacific Generation Company took place on January 1, 1996.

(2) Represents the equity (expenses) of those Pacific Generation Company affiliates not purchased but included in the audited financial statements.

(3) Reflects the ownership percentage change the Company will realize in the Crockett Cogeneration project (see Item 2 discussion of Crockett Cogeneration project) offset by increased depreciation and amortization costs for stepped up project valuations resulting from acquisition appraisals. The stepped up valuations are being amortized over the remaining life of each project's contracted sales agreements for electricity or steam.

(4) Reflects the increased depreciation due to stepped up value of Camas project, a wholly owned asset, and amortization of intangibles over 30 years.

(5) Represents accrued interest on $148.63 million principal amount for twelve months at a rate of 7.24% per annum.

(6) Reflects the minority interest related to the stepped up project valuation.

(7)   Net tax benefit derived from pretax loss.

                NRG ENERGY, INC. -- PACIFIC GENERATION COMPANY
                           PRO FORMA BALANCE SHEET
                              SEPTEMBER 30, 1997
                            (THOUSANDS OF DOLLARS)
                                 (UNAUDITED)


                                                                                            Pro Forma
                                                                                         Adjustments (1)
                                                 NRG             Pacific         -------------------------------       NRG Energy
                                             Energy, Inc.       Generation            Debit           Credit           Pro forma
                                           ---------------   ---------------     -------------     -------------     ------------
ASSETS
  Cash and cash equivalents                $     19,294      $        1,429                                          $    20,723
  Restricted cash                                   347                 811                                                1,158
  Accounts receivable-trade                      14,138                 580                                               14,718
  Accounts receivable-affiliates                  4,956               1,150                                                6,106
  Current portion of notes receivable -
       affiliates                                11,587                                                                   11,587
  Current portion of notes receivable            46,571                 193                                               46,764
  Income taxes receivable                        14,249                                                                   14,249
  Inventory                                       2,624                                                                    2,624
  Prepayments and other current assets            4,972                  74                                                5,046
                                           ------------      --------------      ------------      ------------      -----------
TOTAL CURRENT ASSETS                            118,738               4,237                 -                 -          122,975
                                           ------------      --------------      ------------      ------------      -----------
Property, plant and equipment
  In service                                    138,724              36,556             1,287  (2)                       176,567
  Under construction                             26,191                                                                   26,191
                                           ------------      --------------      ------------      ------------      -----------
     Net property, plant and equipment          164,915              36,556             1,287                 -          202,758
                                           ------------      --------------      ------------      ------------      -----------
Other Assets
  Investments in projects                       635,047              91,934            32,753  (3)                       759,734
  Capitalized project costs                      26,129                                                                   26,129
  Notes receivable, less current portion -
       affiliates                                75,439               9,206                                               84,645
  Intangible assets, net of accumulated
       depreciation                              40,098                 134            49,930  (4)       16,689 (5)       73,473
  Debt issuance costs, net of accumulated
       depreciation                               6,450                                                                    6,450
                                           ------------      --------------      ------------      ------------      -----------
     Total other assets                         783,163             101,274            82,683            16,689          950,431
                                           ------------      --------------      ------------      ------------      -----------
TOTAL ASSETS                               $  1,066,816      $      142,067      $     83,970      $     16,689      $ 1,276,164
                                           ============      ==============      ============      ============      ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Current portion of long-term debt        $     43,311      $        3,359                        $    148,631 (6)  $   195,301
  Accounts payable                                2,841                 633                               2,000 (7)        5,474
  Accounts payable-affiliates                         -              11,225            11,225  (5)
  Accrued income taxes                            8,586                 890               890  (5)                         8,586
  Accrued property and sales taxes                2,961                                                                    2,961
  Accrued salaries, benefits and related
       costs                                      8,991                                                                    8,991
  Accrued interest                                5,471                 185                                                5,656
  Other current liabilities                       5,587               1,293                                                6,880
                                           ------------      --------------      ------------      ------------      -----------
TOTAL CURRENT LIABILITIES                        77,748              17,585            12,115           150,631          233,849
Long-term debt, less current portion            474,427              30,962                                              505,389
Deferred revenues                                13,597                 816                                               14,413
Deferred income taxes                            16,042              15,799            15,799  (5)                        16,042
Deferred investment tax credits                   1,662                                                                    1,662
Deferred compensation                             2,061                                                                    2,061
Minority interest in consolidated
       partnerships                                   -              14,958                               6,511 (8)       21,469
                                           ------------      --------------      ------------      ------------      -----------
TOTAL LIABILITIES                               585,537              80,120            27,914           157,142          794,885
                                           ------------      --------------      ------------      ------------      -----------

STOCKHOLDER'S EQUITY
    Common stock; $1 par value; 1,000 shares
       authorized; 1,000 shares issued
       and outstanding                                1                   -                                                    1
  Additional paid-in capital                    431,374              47,106            47,106  (9)                       431,374
  Retained earnings                              80,715              14,841            14,841  (9)                        80,715
  Currency translation adjustments              (30,811)                                                                 (30,811)
                                           ------------      --------------      ------------      ------------      -----------
Total Stockholder's Equity                      481,279              61,947            61,947                 -          481,279
                                           ------------      --------------      ------------      ------------      -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY $  1,066,816      $      142,067      $     89,861      $    157,142      $ 1,276,764
                                           ============      ==============      ============      ============      ===========

                 NRG ENERGY, INC. - PACIFIC GENERATION COMPANY
                        NOTES TO PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997


(1) The pro forma balance sheet at September 30, 1997 reflects the pro forma adjustments required to present the acquisition of Pacific Generation Company, as if the acquisition took place on September 30, 1997. The Company has elected to step up the asset basis of its acquired subsidiaries of Pacific Generation Company. However, at the current time, the appraisals and the Company's review of these appraisals have not been completed so the pro forma assets shown are based on estimated values and best information at this time. Therefore, the Company cannot state with certainty the amount of acquisition costs that will be capitalized or the value of intangible assets, including goodwill associated with the acquisition.

(2) Reflects the estimated step up in value for Camas project, a wholly owned asset of Pacific Generation Company.

(3) Reflects the estimated change in value for Pacific Generation Company's share in equity investments. See Item 2 for a description of projects.

(4) Reflects the estimated amount of intangible assets resulting from the transaction, including amounts related to operating agreements and goodwill.

(5) The Company did not assume, as part of the purchase, the current or deferred tax liabilities and intercompany payables of Pacific Generation Comppany. These are eliminated and result in a reduction in intangible assets.

(6) Reflects the short term financing used to acquire the Pacific Generation Company investment.

(7) Reflects the estimated acquisition costs to acquire Pacific Generation Company which will be capitalized as part of the acquistion.

(8) Reflects the increase in minority interest due to a step up in project valuations.

(9)  Eliminating entry to remove Pacific Generation Company shareholder equity.

                NRG ENERGY, INC. - PACIFIC GENERATION COMPANY
                      PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (THOUSANDS OF DOLLARS)
                                 (UNAUDITED)


                                                                                                Pro Forma
                                                           NRG             Pacific          Adjustments (1)         NRG Energy
                                                        Energy, Inc.     Generation      ---------------------      Pro forma
                                                        ------------     ----------      Debit          Credit      ----------
                                                                                         -----          ------
Operating Revenues
    Revenues from wholly-owned operations               $  65,081        $  11,012                                    $   76,093
    Equity in earnings of unconsolidated affiliates        17,759           16,844         2,371 (2)                      36,974
                                                        ---------        ---------     ---------         ------       ----------
         Total operating revenues                          82,840           27,856         2,371                         113,067
                                                        ---------        ---------     ---------         ------       ----------

Operating costs and expenses
    Cost of operations-wholly-owned operations             32,863            5,213                                        38,076
    Depreciation and amortization                           7,096            1,203         1,257 (3)                       9,556
    General, administrative, and development               28,402            7,455                                        35,857
         Total operating costs and expenses                68,361           13,871         1,257                          83,489
                                                        ---------        ---------     ---------         ------       ----------
Operating income (loss)                                    14,479           13,985         1,114                          29,578
                                                        ---------        ---------     ---------         ------       ----------
Other income (expense)
    Other income, net                                       8,610            1,044                                         9,654
    Interest expense                                      (19,815)          (2,116)       (8,069) (4)                    (30,000)
    Minority interest                                           -           (1,749)          370  (5)                     (1,379)
                                                        ---------        ---------     ---------         ------       ----------
         Total other income (expense)                     (11,205)          (2,821)       (7,699)                        (21,725)
                                                        ---------        ---------     ---------         ------       ----------
Income before income taxes                                  3,274           11,164        (6,585)                          7,853
                                                        ---------        ---------     ---------         ------       ----------
Income taxes                                              (11,140)           4,187        (2,724) (6)                     (9,677)
                                                        ---------        ---------     ---------         ------       ----------
Net income                                              $  14,414        $   6,977     $  (3,861)                       $ 17,530
                                                        =========        =========     =========        =======       ==========


--------------------------------------------------------------------------

(1) The pro forma income statement for the nine month period ended September 30, 1997, reflects the pro forma income statement adjustments required to present the estimated combined results of the Company and Pacific Generation Company, as if the acquisition of Pacific Generation Company took place on January 1, 1997.

 (2) Reflects the ownership percentage change the Company will realize in the Crockett Cogeneration project (see Item 2 discussion of Crockett Cogeneration project) offset by increased depreciation and amortization costs for stepped up project valuations resulting from acquisition appraisals. The stepped up valuations are being amortized over the remaining life of each project's contractual sales agreements for electricity or steam.

(3) Reflects the increased depreciation due to stepped up value of Camas project, a wholly-owned asset, and amortization of intangibles over 30 years.

(4) Represents accrued interest on $148.63 million principal amount for nine months at a rate of 7.24% per annum.

(5) Reflects the minority interest related to the stepped up project valuation.

(6)   Net tax benefit derived from pre-tax loss.

   NRG Energy, Inc.



   By:    /s/
          -------------------------------------------
          Valorie A. Knudsen

   Title:
          --------------------------------------------
          Vice President, Finance











Signature page for 8-K (PacGen)

                                NRG Energy, Inc.


ITEM 7 (C) - EXHIBITS


The following Exhibit is hereby filed and is to be included as part of that report.



2. Stock Purchase Agreement between NRG Energy, Inc. and PacifiCorp Holdings, Inc. dated October 10, 1997.








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